EXHIBIT 99.1

One Stop Systems Reports Q2 2020 Revenue of $11.6 Million

with First Half 2020 of $25.0 Million

ESCONDIDO, Calif., August 6, 2020 – One Stop Systems, Inc. (Nasdaq: OSS), a global leader in specialized high-performance edge computing, reported results for second quarter and first half ended June 30, 2020.

Financial Highlights

•	Q2 2020 revenue totaled $11.6 million down 22% from prior year.

•	First half revenue totaled $25.0 million, flat with prior year.

•	Implemented $2.5 to $3.0 million annual expense reduction and reorganization

•	Operating expenses in Q2 decreased 42% to $3.7 million compared to prior year.

•	For the first half, operating expenses decreased 20% to $8.6 million compared to prior year.

•	Loss from operations in Q2 improved by $575,000 from a loss of $980,000 compared to prior year.

•	For the first half, loss from operations decreased $1.1 million from $3.0 million compared to prior year.

•	Non-GAAP net income in Q2 totaled $248,000 or $0.01 per diluted share, compared to $530,000 or $0.04 per basic and diluted share in the same year-ago period.

•	Non-GAAP net loss for the first half of 2020 totaled $466,000 or $(0.03) per basic and diluted share, compared to income of $106,000 or $0.01 per basic and diluted share in the same year-ago period.

•	Raised net $2.4 million in a convertible debt offering and received a Paycheck Protection Plan loan of $1.5 million. Current cash on hand at July 31, 2020 totals $3.8 million.

Q2 2020 Operational Highlights

•	Appointed industry technology veteran, David Raun, as the company’s new president and CEO.

•	Appointed three new independent board members, with the board now comprised of four males and three females.

•	Introduced the world’s first PCIe Gen 4 expansion system that fully supports NVIDIA new A100 Tensor Core GPUs, which can boost computing performance up to 20X over the previous generation.

•	Announced $3.5 million in production orders for recently introduced OSS Gen 4 PCIe products from multiple OEM customers for delivery in 2020.

•	Continued to ship OSS’ AI on the Fly™ products into next-generation autonomous vehicles with $1.8 million shipped to date.

•

Hosted new digital series using virtual trade show tours and webinars, including an AI on the Edge webinar with NVIDIA and Marvell, and an International Supercomputing 2020 virtual booth tour available to view at www.onestopsystems.com.

Financial Summary

Revenue in the second quarter of 2020 was $11.6 million from $14.9 million in the same year-ago quarter. The majority of the decrease was due to lower sales of custom servers designed for use in media and entertainment production which was due to the COVID-19 pandemic and the absence of a high margin Data Storage Unit product sale.

OSS core business contributed $6.9 million or 60% of consolidated revenue in the second quarter of 2020, a decrease compared to $10.0 million or 67% of consolidated revenue in the same year-ago period. The company’s Bressner subsidiary contributed $4.3 million or 37% of consolidated revenue in the second quarter of 2020, an increase compared to $4.0 million or 27% of consolidated revenue in the same year-ago quarter. The company’s CDI subsidiary contributed $386,000 or 3% of revenue in the second quarter of 2020 as compared to $895,000 or 6% in the year-ago period. In the first half of 2020, revenue was flat at $25.0 million consistent with the prior year. During the first half of 2020, OSS experienced a reduction in revenue of approximately $4.1 million from its two largest customers, which was offset by new business related to the company’s AI on the Fly products.

OSS core business contributed $14.7 million or 59% of consolidated revenue in the first half of 2020, a decrease compared to $15.2 million or 61% of consolidated revenue in the same year-ago period. Bressner contributed $9.2 million or 37% of consolidated revenue in the first half of the year, an increase compared to $8.5 million or 34% of consolidated revenue in the same year-ago period. CDI contributed $1 million or 4% of revenue as compared to $1.2 million or 5% in the same year-ago period.

Gross profit in the second quarter of 2020 was $3.3 million or 28.6% of revenue, compared to $5.4 million or 36.4% of revenue in the same year-ago quarter. Gross margin for the company’s core OSS business was down to 33.7% in the second quarter of 2020 from 42.9% in the same year-ago quarter, attributable to reduced sales and change in customer mix. Bressner’s gross margin decreased to 19.0% in the second quarter of 2020, as compared to 23.6% in the same year-ago quarter, while CDI gross margin improved, contributing 43.5%.

For the first half of 2020, gross profit was $6.7 million or 26.9% of revenue, compared to $7.8 million or 31.4% of revenue in the same year-ago quarter. Gross margin for the company’s core OSS business was down to 30.7% in the first half of 2020 from 38.0% in the first half of 2019, attributable to reduced sales and change in customer mix. Bressner’s gross margin decreased to 20.5% in the first half of 2020, as compared to 22.3% in the first half of 2019. CDI gross margin improved, contributing 28.9%.

Operating expenses in Q2 decreased 42% to $3.7 million compared to the same year-ago quarter. Operating expenses as a percentage of revenue improved to 32% in Q2 versus 43% in the year-ago quarter. On a pro forma basis (after adjusting for the prior year second quarter goodwill impairment charge of $2.0 million and Q2 2020 severance payments of $287,000), operating expenses decreased 22% to $3.5 million compared to the same quarter a year ago.    The improved expense level reflects the $2.5 million to $3.0 million in anticipated annual savings the company expects to realize from its expense reduction program.

For the first half of 2020, operating expenses decreased 20% to $8.6 million versus the first half of 2019. Operating expenses as a percentage of revenue improved to 35% during the first half of 2020 versus 43% in the year-ago period. On a pro forma basis (after adjusting for the prior year first half goodwill impairment charge of $2.0 million and 1H 2020 severance payments of $815,000), operating expenses decreased 12% to $7.8 million as compared to the prior year.    This expense level reflects the $2.5 million to $3.0 million in anticipated annual savings resulting from the company’s implemented expense reduction program.

Net loss attributable to common stockholders on a GAAP basis totaled $12,000 or $(0.00), or approaching breakeven, per share in Q2 compared to a loss of $1.6 million or $(0.11) per share in the year-ago period.

For the first half of 2020, net loss attributable to common stockholders on a GAAP basis totaled $1.1 million or $(0.07) per share, as compared to a loss of $2.5 million or $(0.18) per share in the first half of 2019.

Non-GAAP net income attributable to common stockholders totaled $248,000 or $0.01 per diluted share in Q2, as compared to $530,000 or $0.04 per basic and diluted share in the same year-ago period.

For the first half of 2020, non-GAAP net loss attributable to common stockholders totaled $466,000 or $(0.03) per share, as compared to non-GAAP net income of $106,000 or $0.01 per share in the first half of 2019.

Adjusted EBITDA, a non-GAAP term, was positive $73,000 in Q2, as compared to positive $1.3 million in the same year-ago period. In the first half of 2020, adjusted EBITDA, a non-GAAP term, was negative $885,000, as compared to negative $156,000 in the same year-ago period.

Cash and cash equivalents totaled $4.7 million as of June 30, 2020, as compared to $3.0 million at March 31, 2020. The increase is primarily due to the company raising net $2.4 million in a convertible debt offering during the quarter and receiving a Paycheck Protection Plan loan of approximately $1.5 million. As of July 31, 2020, the company had cash on hand of $3.8 million. The company believes its cash position and other available funds provide it with sufficient liquidity to meet its cash requirements for current operations.

Management Commentary

“Although we have been challenged by the disruption of COVID-19 during most of Q2 impacting OSS and our customers, our management teams have made important progress across key fronts,” said OSS president and CEO, David Raun. “This has included keeping our products shipping with uninterrupted manufacturing; a reorganization that put more focus on the development of an improved vision and value proposition as well as the full integration of CDI completed in June; $2.5 million to $3 million in operating expense reductions with a focus on efficiency; and lastly, strengthening our balance sheet with an additional $4 million in working capital.”

“As expected COVID-19 impacted OSS for the second quarter after a strong first quarter. We saw revenues down significantly from our top customer by $3.1 million compared to the same quarter last year. This customer serves large gathering events like concerts and sporting events.

“The combination of a strong first quarter and contributions from some of our newer customers from program wins over the past 18 months helped offset the overall impact to the first half. This resulted in total revenues year to date being on par with last year’s first half.

“In the second quarter, OSS introduced the world’s first PCIe Gen 4 expansion system that fully supports NVIDIA’s new A100 Tensor Core GPUs, which can boost computing performance up to 20X over the previous generation. Building upon this success, we are planning to introduce additional new PCI Express Gen 4 platforms this year. We continue to receive significant interest in these leading-edge standard products, and we are planning to convert this interest into more Gen 4 revenue in the near term.

“Our pipeline of major opportunities is currently around 17. Given our historical closing rate, we expect about half of these to convert to wins before the end of the year. We are also working to further diversify our customer base and reduce our dependency on larger accounts. With our lower operating cost, improved efficiency, finely tuned reorganization, and additional working capital, we believe we have laid the foundation for improved future performance.

“Going into the second half, although our large media and entertainment company is much more optimistic than 90 days ago, we are not counting on much revenue from them this quarter. Fortunately, rather than waiting for the world to come back to what we consider normal, they have applied their market-leading technology to the virtual world. As outlined on their web site, this allows musical artists, movie directors, sport casters and university professors to get back to work, but now in the virtual world. This technology was showcased by Katie Perry, who premiered her virtual music video on American Idol a few months ago. Our senior management team and others are working closely together to ensure we can support their demand on this front as it expands.

“As anticipated, in the second half we expect to have a stronger military sales component that drives revenue and margins up simultaneously. While we are not aware of any programs that were canceled, and we know of only one delay, it appears some of the funding by the government has been taking longer than normal, creating some uncertainty. We have not heard of any general negative trend in the marketplace regarding military funding, but we are naturally watching it closely.”

Outlook

For the second quarter, OSS provided a minimum baseline for expected revenue of $10 million for Q2. In a similar manner, OSS is providing a minimum baseline for expected revenue of $11.8 million for Q3. While OSS is diligently working multiple challenges as it did last quarter to bring performance up above this baseline, the company wants to be realistic in terms of setting expectations given the market variables.

Conference Call

OSS management will hold a conference call to discuss its second quarter 2020 results later today, followed by a question and answer period.

Date: Thursday August 6, 2020

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-800-757-7641

International dial-in number: 1-212-231-2912

Conference ID: 21966936

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at ir.onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through August 20, 2020.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 21966936

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures innovative specialized high-performance computing modules and systems, including customized servers, compute accelerators, expansion systems, flash storage arrays and Ion Accelerator storage software. These products are used for deep learning, AI, defense, finance and entertainment applications, and empower scientists, engineers, creators and other professionals to push the boundaries of their industries.

OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe storage to build award-winning systems, including many industry firsts, for OEMs and government customers. The company enables AI on the Fly® by bringing AI datacenter performance to ‘the edge’ and on mobile platforms, and by addressing the entire AI workflow, from high speed data acquisition to deep learning, training and inference. OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com.

Non-GAAP Financial Measures

Management believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the company. The company defines adjusted EBITDA as income (loss) attributable to common stockholders before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, OSS management believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing the company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. OSS management does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2020	2019	2020	2019
Net loss attributable to common stockholders	$(12,162)	$(1,594,633)	$(1,108,194)	$(2,539,363)
Depreciation and amortization	402,385	422,254	798,210	886,982
Amortization of deferred gain	(12,359)	(16,478)	(53,838)	(32,957)
Impairment of goodwill	—	1,697,394	—	1,697,394
Stock-based compensation expense	85,378	157,807	293,139	325,283
Interest income	(99,343)	(10,168)	(123,980)	(13,275)
Interest expense	150,186	53,013	218,970	59,281
Acquisition expense	—	100	—	4,075
Benefit for income taxes	(441,511)	558,072	(908,809)	(543,839)

Adjusted EBITDA	$72,574	$1,267,361	$(884,502)	$(156,419)

Adjusted EPS excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. OSS management believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with its peer company index and industry. OSS management uses this measure along with the corresponding GAAP financial measures to manage its business and to evaluate the company’s performance compared to prior periods and the marketplace. The company defines Non-GAAP (loss) income attributable to common stockholders as (loss) or income before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. Adjusted EPS expresses adjusted (loss) income on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The company expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from the company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table sets-forth non-GAAP net loss attributable to common stockholders and basic and diluted earnings per share:

	For The Three Months Ended June 30,		For The Six Months Ended June 30
	2020	2019	2020	2019
Net loss attributable to common stockholders	$(12,162)	$(1,594,633)	$(1,108,194)	$(2,539,363)
Amortization of intangibles	174,525	269,151	349,051	618,570
Impairment of goodwill	—	1,697,394	—	1,697,394
Stock-based compensation expense	85,378	157,807	293,139	325,283
Acquisition expense	—	100	—	4,075
Non-GAAP net income (loss) attributable to common stockholders	$247,741	$529,819	$(466,004)	$105,959

Non-GAAP net income (loss) per share attributable to common stockholders:

Basic	$0.02	$0.04	$(0.03)	$0.01

Diluted	$0.01	$0.04	$(0.03)	$0.01

Weighted average common shares outstanding:

Basic	16,488,325	14,442,291	16,410,660	14,341,560

Diluted	16,867,921	14,916,460	16,410,660	14,815,730

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to our management’s ability to increase the company’s market position or revenue. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contact:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$4,654,602	$5,185,321
Accounts receivable, net	10,454,051	11,667,157
Inventories, net	8,924,435	7,369,356
Prepaid expenses and other current assets	604,742	453,938
Total current assets	24,637,830	24,675,772
Property and equipment, net	3,554,648	3,568,564
Deposits and other	81,710	47,146
Deferred tax assets, net	3,975,599	3,019,823
Goodwill	7,120,510	7,120,510
Intangible assets, net	997,141	1,346,192
	$40,367,438	$39,778,007

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,018,133	$4,115,977
Accrued expenses and other liabilities	4,162,857	4,607,432
Current portion of notes payable, net of debt discount of $5,556 and $7,019, respectively	1,494,833	1,377,751
Current portion of related-party notes payable, net of debt discount of $18,256 and $23,060, respectively	487,595	561,441
Senior secured convertible note, net of discounts of $407,244	1,092,756	—
Total current liabilities	10,256,174	10,662,601
Notes payable, net of current portion and debt discount of $0 and $2,047, respectively	—	149,301
Related-party notes payable, net of current portion and debt discount of $0 and $6,726 , respectively	—	199,943
Senior secured convertible note, net of discounts of $108,082	1,255,554	—
Paycheck protection plan note payable	1,499,360	—
Total liabilities	13,011,088	11,011,845

Commitments and contingencies
Stockholders’ equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 16,498,617 and 16,121,747 shares issued and outstanding, respectively	1,649	1,612
Additional paid-in capital	30,223,985	30,537,015
Noncontrolling interest	—	500
Accumulated other comprehensive loss	(5,898)	(17,773)
Accumulated deficit	(2,863,386)	(1,755,192)
Total stockholders’ equity	27,356,350	28,766,162

	$40,367,438	$39,778,007

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$11,625,327	$14,886,236	$24,984,964	$24,944,135
Cost of revenue	8,300,132	9,473,078	18,264,082	17,119,354

Gross profit	3,325,195	5,413,158	6,720,882	7,824,781

Operating expenses:
General and administrative	1,877,358	2,234,084	4,391,423	4,278,019
Impairment of goodwill	—	1,697,394	—	1,697,394
Marketing and selling	845,098	1,237,003	2,034,449	2,374,936
Research and development	1,008,625	1,225,157	2,212,050	2,487,121

Total operating expenses	3,731,081	6,393,638	8,637,922	10,837,470

Loss from operations	(405,886)	(980,480)	(1,917,040)	(3,012,689)

Other income (expense):
Interest income	99,343	10,168	123,980	13,275
Interest expense	(150,186)	(53,013)	(218,970)	(59,281)
Other income (expense), net	3,056	(13,236)	(4,973)	(24,507)

Total other income (expense), net	(47,787)	(56,081)	(99,963)	(70,513)

Loss before income taxes	(453,673)	(1,036,561)	(2,017,003)	(3,083,202)
(Benefit) provision for income taxes	(441,511)	558,072	(908,809)	(543,839)

Net loss attributable to common stockholders	$(12,162)	$(1,594,633)	$(1,108,194)	$(2,539,363)

Net loss per share attributable to common stockholders:
Basic	$(0.00)	$(0.11)	$(0.07)	$(0.18)

Diluted	$(0.00)	$(0.11)	$(0.07)	$(0.18)

Weighted average common shares outstanding:
Basic	16,488,325	14,442,291	16,410,660	14,341,560

Diluted	16,488,325	14,442,291	16,410,660	14,341,560